As filed with the Securities and Exchange Commission on April 16, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INDEPENDENT BANK CORP.
(Exact name of registrant as specified in its charter)

Massachusetts	04-2870273
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)
Office Address: 2036 Washington Street, Hanover Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(781) 878-6100
(Address of principal executive offices)
The Rockland Trust Company Employee Savings, Profit Sharing, and Stock Ownership Plan
(Full title of the Plan)
Edward H. Seksay
General Counsel
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
(781) 878-6100
(Name, address and telephone number of Agent for Service)
Copy to:
James A. McDaniel, Esq.
Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
(617) 248-5280
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount	Offering Price	Aggregate Offering	Registration Fee
Title of securities to be registered	to be Registered (1)	per Share (2)	Price (2)	(2)
Common Stock, par value $0.01 per share	100,000	$24.27	$2,427,000.00	$173.05

(1)	This registration statement covers shares of common stock, par value $0.01 per share, of Independent Bank Corp. that may be issued to employees under the Rockland Trust Company Employee Savings, Profit Sharing, and Stock Ownership Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there shall also be deemed registered hereby such additional number of shares of common stock of Independent Bank Corp. as may be issuable under the terms of the Plan to prevent dilution pursuant to future stock dividends, stock splits or similar transactions. Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. No registration fee is payable with respect to such interests, in accordance with Rule 457(h)(2).

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee, based on the average of the high and low sales price per share of Independent Bank Corp. common stock on April 13, 2010, as reported on the NASDAQ Stock Market.

i

EXPLANATORY NOTE
COMMON STOCK BEING REGISTERED
     This registration statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to an aggregate of 100,000 shares of Common Stock, $.01 par value per share, of Independent Bank Corp. (referred to herein as “we,” “us,” the “Company,” the “Registrant” and “INDB”) and related plan interests that have been reserved for issuance under The Rockland Trust Company Employee Savings, Profit Sharing, and Stock Ownership Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Independent Bank Corp. (the “Company”) hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 10, 2010;

(b)	The Annual Report of the Plan on Form 11-K for the fiscal year ended December 31, 2008, filed with the SEC on June 29, 2009;

(c)	The Annual Report of the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Benjamin Franklin Bank on Form 11-K for the fiscal year ended December 31, 2008, filed with the SEC on June 29, 2009;

(d)	The Company’s Current Reports on Form 8-K filed with the SEC on January 21, 2010, January 25, 2010, February 24, 2010, March 3, 2010 and March 18, 2010 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

(e)	The description of the Company’s common stock, par value $0.01 per share, contained in its registration statement on Form 8-A, filed with the SEC on January 21, 1986, and the description of its Renewal Rights Agreement dated as of September 14, 2000, as set forth on its registration statement on Form 8-A dated October 23, 2000, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents and reports filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.01 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     You may obtain copies of these documents, other than exhibits, free of charge by contacting Edward H. Seksay, General Counsel, at our principal office, which is located at 288 Union Street, Rockland, Massachusetts 02370, or by telephone at (781) 982-6158.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     The Company is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, bylaws, or a resolution or contract adopted by its board of directors or shareholders.
     Both Chapter 156D, Section 8.57 and the Company’s Articles of Organization provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at the Company’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. The Company currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of the Company.
     Under the Company’s Articles of Organization and its Bylaws, the Company may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to the Company or its shareholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the director or officer derived an improper personal benefit, or (e) if the conduct was with respect to an employee benefit plan, was at least not opposed to the best interests of the Company, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.
     The determination of whether the relevant standard of conduct has been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).
     The Company is not obligated under its Articles of Organization to indemnify or advance expenses to a director or officer of a predecessor of the Company, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.
     The Company’s Articles of Organization provide that no amendment or repeal of the indemnification provision of its Bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. The Company’s Articles of Organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of the Company for acts or omissions occurring prior to the amendment or repeal. The Articles of Organization also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the Articles of Organization shall be provided to the full extent permitted or required by the amendment.
     In addition to the indemnification provided for in its Bylaws, the Company provides indemnification rights in employment agreements it has entered into with certain of its executive officers. The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Company.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere in this registration statement and is incorporated herein by reference.

     In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby confirms that it has submitted or will submit the Plan and undertakes that it will submit all amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner, and that it has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, Commonwealth of Massachusetts, on April 16, 2010.

INDEPENDENT BANK CORP.
By:	/s/ Edward H. Seksay
Edward H. Seksay
General Counsel

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Edward H. Seksay and Denis K. Sheahan his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of April 16, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Christopher Oddleifson Christopher Oddleifson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Denis K. Sheahan Denis K. Sheahan	Chief Financial Officer (Principal Financial Officer)

/s/ Barry H. Jensen Barry H. Jensen	Senior Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)

/s/ Donna L. Abelli Donna L. Abelli	Director

/s/ Richard S. Anderson Richard S. Anderson	Director

/s/ William P. Bissonnette William P. Bissonnette	Director

/s/ Benjamin A. Gilmore, II Benjamin A. Gilmore, II	Director

/s/ Kevin J. Jones Kevin J. Jones	Director

/s/ Eileen C. Miskell Eileen C. Miskell	Director

Signature	Title

/s/ Daniel F. O’Brien Daniel F. O’Brien	Director

/s/ Carl Ribeiro Carl Ribeiro	Director

/s/ Richard Sgarzi Richard Sgarzi	Director

/s/ John H. Spurr, Jr. John H. Spurr, Jr.	Director

/s/ Robert D. Sullivan Robert D. Sullivan	Director

/s/ Brian S. Tedeschi Brian S. Tedeschi	Director

/s/ Thomas J. Teuten Thomas J. Teuten	Director

/s/ Thomas R. Venables Thomas R. Venables	Director
     Pursuant to the requirements of the Securities Act of 1933, the administrator of The Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, Commonwealth of Massachusetts, on April 16, 2010.

THE ROCKLAND TRUST COMPANY EMPLOYEE SAVINGS, PROFIT SHARING AND STOCK OWNERSHIP PLAN
By:	/s/ Raymond G. Fuerschbach
Raymond G. Fuerschbach

EXHIBIT INDEX

4.1	Specimen common stock certificate (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

4.2	The Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Caturano and Company, P.C.

23.4	Consent of Parent, McLaughlin & Nangle, Certified Public Accountants, Inc.

24.1	Powers of Attorney (included in signature page).